SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 3)

                          Laser-Pacific Media Corporation
- -----------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock - $.0001 par value
- -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   517923108
- -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               Arthur Goetchius
                  EGS Partners, L.L.C. (formerly EGS Partners, L.P.)
                                300 Park Avenue
                            New York, New York 10022
                                (212) 755-9000
- -----------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  April 22, 1996
- -----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the
following box.     [ ]

     Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)



                                  Page 1 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            EGS Associates, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                       82,166
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        82,166
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
            82,166
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            1.16%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                 Page 2 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            EGS Partners, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        106,219
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        106,219
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            106,219
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            1.50%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            IA
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 3 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            Bev Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        71,958
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        71,958
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            71,958
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            1.02%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 4 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            Jonas Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        31,187
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        31,187
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            31,187
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            0.44%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
             PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 5 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            William Ehrman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 AF  PF  OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        6,200
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        301,230
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        6,200
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        301,230
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            307,430
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            4.35%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT
                               Page 6 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            Jonas Gerstl
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 PF   AF   OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        303,430
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        303,430
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            303,430
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            4.29%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT
                               Page 7 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            Frederick Ketcher
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 AF   OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        291,530
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        291,530
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            291,530
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            4.12%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT
                               Page 8 of 15 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            Frederick Greenberg
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  SOURCE OF FUNDS
                 AF   OO
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)                                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                        291,530
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (10)  SHARED DISPOSITIVE POWER
                        291,530
_____________________________________________________________________________
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            291,530
_____________________________________________________________________________
    (12)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (13)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            4.12%
_____________________________________________________________________________
    (14)  TYPE OF REPORTING PERSON **
            IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT
                               Page 9 of 15 Pages

	The Schedule 13D, as amended by Amendment No. 1 and further amended and restated by Amendment No. 2 thereto (the "Schedule 3D"), of (i) EGS
Associates, L.P., a Delaware limited partnership ("EGS Associates"), (ii) EGS Partners, L.L.C., a Delaware limited liability company and a registered investment adviser ("EGS Partners"), (iii) BEV Partners, L.P., a Delaware limited partnership ("BEV Partners"), (iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), (v) William Ehrman, (vi) Frederic Greenberg, (vii) Frederick Ketcher and (ix) Jonas Gerstl, relating to the common stock, par value $.0001 per share (the "Common Stock"), issued by Laser-Pacific Media Corporation (the "Company"), is hereby amended as follows:

Item 2.  Identity and Background.

	Item 2(b) is hereby restated in its entirety as follows:

	(b)	The address of the principal business and principal office of EGS
Associates, EGS Partners, BEV Partners, Jonas Partners and each of the General Partners is 300 Park Avenue, New York, New York 10022.

Item 3.  Source and Amount of Funds or Other Consideration.

	Item 3 is hereby restated in its entirety as follows:

	The net investment cost (including commissions, if any) of the shares of Common Stock beneficially owned by EGS Associates, EGS Partners, BEV Partners and Jonas Partners is approximately $208,511, $221,151, $149,319 and $79,270, respectively.

	The net investment cost of the shares of Common Stock owned directly by Mr. Gerstl and members of his immediate family is approximately $16,859 (excluding commissions).

	The net investment cost of the shares of Common Stock owned directly by Mr. Ehrman and members of his immediate family is approximately $33,425 (excluding commissions).

The shares of Common Stock beneficially owned by EGS Associates, EGS Partners, BEV Partners and Jonas Partners are held in commingled margin accounts maintained at Bear, Stearns & Co. Inc., and in the case of EGS Partners in margin and non-margin accounts held by each discretionary account under its management, and from time to time may have debit balances. Non margin accounts are maintained at Bankers Trust Company and The Chase Manhattan Bank, N.A. The shares of Common Stock beneficially owned by Mr. Ehrman and members of his immediate family are held in commingled margin accounts maintained at Bear, Stearns & Co. Inc., and Bishop, Rosen & Co. and from time to time may have debit balances. The shares owned by Mr. Gerstl and members of his immediate family are held in cash and margin accounts maintained at Morgan Stanley & Co. Incorporated. Since other securities are held in such margin accounts, it is impracticable to determine the amounts, if any, of margin used with respect to the shares of Common Stock purchased or sold. Currently, the interest rate charged on the various margin accounts is approximately 5% per annum.
                           Page 10 of 15 Pages

Item 5.  Interest in Securities of the Issuer.

Item 5(b)(iii) is hereby restated in its entirety as follows:

       (iii) Mr. Ehrman has the sole power to vote and dispose of the shares owned directly by him and the shared power to vote and dispose of shares owned by members of his immediate family.

                               Page 11 of 15 Pages

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  5/2/96

/s/ William Ehrman
William Ehrman individually, as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P. and JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.P.

/s/ William Ehrman, as attorney in fact for
Frederic Greenberg individually, and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P. and JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

/s/ Frederick Ketcher
Frederick Ketcher individually, and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P. and JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

/s/ Jonas Gerstl
Jonas Gerstl individually, and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P. and JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

                               Page 12 of 15 Pages